Exhibit 10.15

ANTHEM BLUE

CROSS PROVIDER AGREEMENT

WITH

(NAME OF PROVIDER)

ANTHEM BLUE CROSS

PROVIDER AGREEMENT

This Provider Agreement (hereinafter “Agreement”) is made and entered into by and between Blue Cross of California doing business as Anthem Blue Cross (hereinafter “Anthem”) and Online Care Network P.C. (hereinafter “Provider”). In consideration of the mutual promises and covenants herein contained, the sufficiency of which is acknowledged by the parties, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means any entity owned or controlled, either directly or through a parent or subsidiary entity, by Anthem, or any entity which is under common control with Anthem and that accesses the rates, terms or conditions of this Agreement. Anthem will have a current listing of such Affiliates available through a commonly available web site or upon request.

“Anthem Rate” means the lesser of Provider’s Charges for Covered Services, or the total reimbursement amount that Provider and Anthem have agreed upon as set forth in the Plan Compensation Schedule (“PCS”). The Anthem Rate shall represent payment in full to Provider for Covered Services.

“CaliforniaCare Network/Participating Provider” means a physician, Medical Group or IPA who has entered into a CaliforniaCare Medical Services Agreement (or other CaliforniaCare participating physician agreement) with Anthem to provide Covered Services to CaliforniaCare Covered Individuals.

“Capitation” means the amount of pre-payment made by Anthem to a provider or management services organization on a per member per month basis for either specific services or the total cost of care.

“Case Management” means a process of arranging, negotiating, and coordinating medically appropriate care in a more economical, cost effective and coordinated manner during prolonged periods of intensive medical care, including the use of Covered Services Substitution, based upon the Covered Individual’s Health Benefit Plan.

“Case Rate” means the all inclusive Anthem Rate for an entire admission or one outpatient encounter. “Global Case Rate” means the all inclusive Anthem Rate which includes facility, professional and physician services for specific Coded Service Identifier(s).

“Claim” means either the uniform bill claim form or electronic claim form in the format prescribed by Plan submitted by a provider for payment by a Plan for Health Services rendered to a Covered Individual. “Complete Claim” means, unless state law otherwise requires, an accurate Claim submitted pursuant to this Agreement, for which all information necessary to process such Claim and make a benefit determination is included.

“Coded Service Identifier(s)” means a listing of descriptive terms and identifying codes, updated from time to time by the Centers for Medicare and Medicaid Services (“CMS”) or other industry source, for reporting Health Services on the CMS 1500 claim form or its successor. The codes include but are not limited to, American Medical Association Current Procedural Terminology (“CPT®-4”), CMS Healthcare Common Procedure Coding System (“HCPCS”), International Classification of Diseases, 9th Revision, Clinical Modification (“ICD-9-CM”), and National Drug Code (“NDC”) or their successors.

“Cost Share” means, with respect to Covered Services, an amount which a Covered Individual is required to pay under the terms of the applicable Health Benefit Plan. Such payment may be referred to as an allowance, coinsurance, copayment, deductible, penalty or other Covered Individual payment responsibility, and may be a fixed amount or a percentage of applicable payment for Covered Services rendered to the Covered Individual.

“Covered Individual” means any individual who is eligible, as determined by Plan, to receive Covered Services under a Health Benefit Plan. For all purposes related to this Agreement, including all schedules, attachments, exhibits, manual(s), notices and communications related to this Agreement, the term “Covered Individual” may be used interchangeably with the terms Insured, Covered Person, Member, Enrollee, Subscriber, Dependent Spouse/Domestic Partner, Child or Contract Holder, and the meaning of each is synonymous with any such other.

“Covered Services” means Medically Necessary Health Services, as determined by Plan and described in the applicable Health Benefit Plan, for which a Covered Individual is eligible for coverage. Covered Services do not include the preventable adverse events as set forth in the provider manual(s).

“Covered Services Substitution” means a process of developing an alternative plan of treatment for a Covered Individual under Case Management which may include Health Services not covered under the Covered Individual’s Health Benefit Plan, but provided at a more cost effective level. If approved by Anthem, the alternative benefit is offered in lieu of a standard benefit under the Covered Individual’s Health Benefit Plan.

“DRG” means Diagnosis Related Group or its successor as established by CMS or other grouper.

“DRG Rate” means the all inclusive dollar amount applied to the appropriate DRG Weight which results in the Anthem Rate, if the reimbursement methodology as set forth in the PCS is on a DRG basis.

“DRG Weight” means the CMS cost weights for each DRG as published in the Federal Register to be effective on October 1st each year, or other cost weights used by Anthem.

“Emergency Condition” means a sudden onset of a medical or psychiatric condition manifesting itself by acute symptoms of sufficient severity (including without limitation, severe pain) such that the patient may reasonably believe that the absence of immediate medical or psychiatric attention could reasonably result in any of the following: (a) placing the patient’s health in serious jeopardy; (b) serious impairment to bodily functions; (c) other serious medical or psychiatric consequences, or (d) serious and/or permanent dysfunction of any bodily organ or part. “Emergency Services” means those Covered Services provided in connection with an Emergency Condition.

“Encounter Data” means Claims information submitted by a Provider under capitated or risk-sharing arrangements, for Health Services rendered to Covered Individuals.

“Health Benefit Plan” means the document(s) describing the partially or wholly: insured, underwritten, and/or administered, marketed health care benefits, or services program between the Plan and an employer, governmental entity, or other entity or individual.

“Health Service” means those services or supplies that a health care provider is licensed, equipped and staffed to provide and which he/she/it customarily provides to or arranges for individuals.

“Medically Necessary” or “Medical Necessity” means, except as otherwise defined by the applicable Health Benefit Plan, procedures, supplies, equipment or services that is determined to be: (a) appropriate for the symptoms, diagnosis or treatment of the medical condition; (b) provided for the diagnosis or direct care and treatment of the medical condition; (c) within standards of good medical practice within the organized medical community; (d) not primarily for the convenience of the Covered Individual’s physician, or another provider, and e) the most appropriate procedures, supplies, equipment or service which can safely be provided. The most appropriate procedures, supplies, equipment or service or supply must satisfy the following criteria: (i) there must be valid scientific evidence demonstrating that the expected health benefits from the procedure, supply, equipment or service are clinically significant and produce a greater likelihood of benefit, without a disproportionately greater risk of harm or complications, for the Covered Individual with the particular medical condition being treated than other alternatives; and (ii) generally accepted forms of treatment that are less invasive have been tried and found to be ineffective or are otherwise unsuitable; and (iii) for facility stays acute care as an inpatient is necessary due to the kind of services the Covered Individual is receiving or the severity of the medical condition, and safe and adequate care cannot be received by the Covered Individual as an outpatient or in a less intensified medical setting.

“Network” means a group of providers that support, through a direct or indirect contractual relationship, some or all of the product(s) and/or program(s) in which Covered Individuals are enrolled. “Managed Care Network” means the Network of health care providers that have entered into contracts with Anthem and/or one or more of its Affiliates pursuant to which those providers have agreed to participate in the Anthem programs that are to be provided pursuant to the Health Benefit Plan.

“Network/Participating Provider” means a provider designated by Plan to participate in one or more Network(s).

“Other Payors” means persons or entities, utilizing the Network(s)/Plan Program(s) pursuant to an agreement with Anthem or an Affiliate, including without limitation, other Blue Cross and/or Blue Shield Plans that are not Affiliates, and employers or insurers providing Health Benefit Plans pursuant to insured, self-administered or self-insured programs.

“Participation Attachment” means the document(s) attached to and made a part of this Agreement which identifies the additional duties and/or obligations related to Network(s) and/or Plan Program(s).

“Percentage Rate” means the Anthem Rate that is expressed as a percentage of allowed Provider Charges.

“Per Diem Rate” means the Anthem Rate that is expressed as the all inclusive fixed payment for Covered Services rendered on a single date of service.

“Per Hour Rate” means the Anthem Rate that is applicable when payment is derived based on an increment of time multiplied by the Anthem Rate in the applicable fee schedule.

“Per Unit Rate” means the Anthem Rate that is applicable when payment is derived based on a unit of service multiplied by the Anthem Rate in the applicable fee schedule(s).

“Per Visit Rate” means the Anthem Rate that is expressed as the all inclusive fixed payment for one outpatient encounter.

“Physician Specialty Society” means a United States medical specialty society that represents diplomats certified by a board recognized by the American Board of Medical Specialties.

“Plan” means Anthem, an Affiliate as designated by Anthem, and/or an Other Payor. For purposes of this Agreement, when the term “Plan” applies to an entity other than Anthem, “Plan” shall be construed to only mean such entity.

“Plan Compensation Schedule” (“PCS”) means the document(s) attached to, or made a part of this Agreement which sets forth the Anthem Rate(s) and compensation related terms for the Network(s) in which Provider participates. The PCS may include additional Provider obligations and specific Anthem compensation related terms and requirements.

“Plan Fee Schedule(s)” means the schedule of the maximum amounts that Plan will pay for Covered Services, less Cost Shares if applicable. The Plan Fee Schedule(s) applicable for the Network(s) in which Provider participates is further described in the PCS.

“Plan Program” means any program now or hereafter established, marketed, administered, sold, or sponsored by Plan, or Blue Cross Blue Shield Association (“BCBSA”) (and includes the Health Benefit Plans that access, or are issued, or entered into in connection with such program). Plan Program shall include but is not limited to, a health maintenance organization(s), a preferred provider organization(s), a point of service product(s) or program(s), an exclusive provider organization(s), an indemnity product(s) or program(s) and a quality program. The term Plan Program shall not include any program excluded by Plan or BCBSA.

“Provider Charges” means the regular, uniform rate or price Provider determines and submits to Anthem as charges for Health Services provided to Covered Individuals. Such Provider Charges shall be no greater than the rate or price Provider submits to any person or other health care benefit payor for the same Health Services provided, regardless of whether Provider agrees with such person or other payor to accept a different rate or price as payment in full for such services.

“Prudent Buyer Comp Provider Network” means an Anthem health care delivery network which provides health services to injured workers covered by an insured or permissibly self-insured workers’ compensation plan.

“Surcharge” means an additional fee which is charged to a Covered Individual for a Health Service but which is not approved by the applicable state regulatory authority, and is neither disclosed nor provided for in the Covered Individual’s Health Benefit Plan.

ARTICLE II

SERVICES/OBLIGATIONS

2.1.

Covered Individual Identification. Anthem shall ensure that Plan provides a means of identifying Covered Individual either by issuing a paper, plastic, or other identification document to the Covered Individual or by a telephonic, paper or electronic communication to Provider. This identification need not include all information necessary to determine Covered Individual’s eligibility at the time a Health Service is rendered, but shall include information necessary to contact Plan to determine Covered Individual’s participation and the applicable Health Benefit Plan. Provider acknowledges and agrees that possession of such identification document or ability to access eligibility information telephonically or electronically, in and of itself, does not qualify the holder thereof as a Covered Individual, nor does the lack thereof mean that the person is not a Covered Individual.

2.1.1.

Provider shall confirm that the person presenting the Plan identification card is in fact the Covered Individual. Neither Anthem nor Plan shall be responsible for the fraudulent or deceptive use of the Plan identification card.

2.1.2.

Plan agrees to provide Provider with verification of a Covered Individual’s eligibility. However, the verification of eligibility information is not a pre-authorization by the Plan regarding the Medical Necessity of the Health Services provided, nor that the services are Covered Services.

2.2.

Provider Non-discrimination. Provider shall provide Health Services to Covered Individuals in a manner similar to and within the same time availability in which Provider provides Health Services to any other individual. Provider will not differentiate, or discriminate against any Covered Individual as a result of his/her enrollment in a Plan, or because of race, color, creed, national origin, ancestry, religion, sex, marital status, age, disability, payment source, state of health, need for health services, status as a litigant, status as a Medicare or Medicaid beneficiary, sexual orientation, or any other basis prohibited by law. Provider shall not be required to provide any type, or kind of Health Service to Covered Individuals that he/she/it does not customarily provide to others.

2.3.

Publication and Use of Provider Information. For the term of this Agreement, Provider agrees that Anthem and Plans may use, publish, disclose, and display information and disclaimers, as applicable, relating to Provider. Anthem will make reasonable efforts to share data with Provider prior to initial disclosure or publication of any information related to a procedure or service for its transparency initiative(s) impacting Provider.

2.3.1.

To the extent permitted by the requirements of the Knox-Keene Act, including Health and Safety Code Section 1395.5, for the term of this Agreement, Provider agrees to provide, and authorize Anthem and Plans to publish, its name, tax identification number or other provider identification number, and other information reasonably required by an employer, individual or other entity in Plan marketing and informational materials. Anthem agrees that Provider may identify itself as a participant in the Network(s) in which it participates without prior approval from Anthem, provided Provider strictly follows the publishing guidelines for use of Anthem’s and Plan’s name, Plan symbols, trademarks, or service marks, as set forth in the provider manual(s), and that such participation in the Network is then in effect. Provider’s ability to identify its Network participation without Anthem’s consent is exclusive of the issuance of press releases; and however, that Anthem shall have the right of prior approval of any other use of Anthem’s or Plan’s symbols, trademarks, or service marks presently existing or later established. Except as provided in this section, each party reserves the right to control the use of its name and all symbols, trademarks, or service marks presently existing or later established. With the exception of limited downloading and copying rights which may be expressly posted by Anthem on its web sites, and which may be amended in Anthem’s sole discretion, no rights are granted to Provider to reproduce, store, transmit or modify the content of such web sites in any manner, to link to the home page, to deeplink to any content, or frame any portion of the web sites without Anthem’s written permission, to the extent permitted under the Knox-Keene Act.

2.4.

Use of Symbols and Marks. Neither party to this Agreement shall publish, copy, reproduce, or use in any way the other party’s symbols, service mark(s) or trademark(s) without the prior written consent of such other party. Notwithstanding the foregoing, the parties agree that they may identify Provider as a participant in the Network(s) in which he/she/it participates.

2.5.

Submission and Payment of Claims. Provider shall bill Plan within twelve (12) months from the date Health Services are rendered or Plan may refuse payment. Provider shall submit Claims, with current Coded Service Identifier(s), on the Centers for Medicare and Medicaid Services 1500 (CMS-1500) promulgated by the National Uniform Claim Committee (“NUCC”), or any successor forms promulgated by the NUCC. In addition, all Claims submitted by Provider must also meet any additional billing requirements as set forth in the provider manual. The provider manual provides additional guidance regarding billing requirements (e.g., clarification on billing procedures for special circumstances such as when Plan is secondary). Provider shall furnish, on request, all information reasonably required by Plan to verify and substantiate the Health Services provided by the Provider and the Provider Charges for such Health Services. Plan reserves the right to review all information concerning statements submitted by Provider when necessary.

2.5.1.

Provider agrees to provide to Anthem, unless otherwise instructed, at no cost to Anthem, Plan or the Covered Individual, all information necessary for Plan to determine its payment liability. Such information includes, without limitation, accurate and Complete Claims for Covered Services. Once Anthem determines Plan has any payment liability, all Complete Claims will be adjudicated in accordance with the terms and conditions of a Covered Individual’s Health Benefit Plan and the PCS.

2.5.2.

Provider agrees to submit Claims in a format consistent with industry standards and acceptable to Plan either (a) electronically or (b) if electronic submission is not available, utilizing paper forms. If Plan is the secondary payor, the twelve (12) month period will not begin until Provider receives notification of primary payor’s responsibility.

2.5.3.

If Anthem or Plan asks for additional information so that Plan may process the Claim, Provider must provide that information within sixty (60) days, or before the expiration of the twelve (12) month period referenced above, whichever is longer.

2.5.4.

In no event, shall Provider bill, collect, or attempt to collect payment from the Covered Individual for Claims Plan receives after the applicable period(s) as set forth above, regardless of whether Plan pays such Claims.

2.5.5.

In all events, however Provider shall only look for payment (except for applicable Cost Share or other obligations of Covered Individuals) from the Plan that provides the Health Benefit Plan for the Covered Individual for Covered Services rendered.

2.6.

Plan Payment Time Frames. Anthem agrees to adjudicate Complete Claims submitted by Provider at the Anthem Rate provided herein within thirty (30) working days for indemnity or PPO Plan and forty-five (45) working days for HMO from receipt of Claims submitted unless the Claim, or portion thereof, is contested, in which case Provider shall be notified in writing within thirty (30) working days for indemnity or PPO Plan, or forty-five (45) working days for HMO. The term “contested” in this section has the same meaning as in the California Health & Safety Code, Section 1371, exclusive of Claims that have been suspended due to the need to determine Medical Necessity, or the extent of Plan’s payment liability, if any, because of issues such as coordination of benefits, subrogation or verification of coverage. The times frames set forth in this section shall not prevent or limit Plan’s right (as set forth in section 2.8), to recover all or any portion of payments made to the Provider when Plan determines that it has for any reason overpaid such Claims.

2.7.	Payment in Full and Hold Harmless.

2.7.1.

Full payment shall be in accordance with the PCS. Anthem agrees that the Anthem Rates as set forth in the PCS shall apply to Provider services provided to Covered Individuals in the event the Covered Individual has exceeded the Health Benefit Plan maximum.

Provider agrees to look solely to Plan for payment for Provider services, subject only to: (a) the order of benefit determination provisions set forth in Title 28 of the California Code of Regulations, Section 1300.67.13; (b) the relevant Cost Share payment provisions of the Covered Individual’s Health Benefit Plan; (c) the inpatient and outpatient services which are the financial responsibility of a participating medical group or Independent Physician Association (“IPA”), which may change from time to time, that is a Network/Participating Provider; and (d) the requirements of Other Payors.

2.7.2.

Provider agrees that in no event, including but not limited to, nonpayment by applicable Plan, insolvency of applicable Plan, or breach of this Agreement, shall Provider, or any person acting on behalf of Provider, bill, charge, collect a deposit or Surcharge from, seek compensation from, or have any other recourse against a Covered Individual, or a person legally acting on the Covered Individual’s behalf, for Covered Services provided pursuant to this Agreement. If Anthem receives notice of any such conduct, it will take appropriate action. This section does not prohibit Provider from collecting reimbursement for the following from the Covered Individual:

2.7.2.1.	Cost Shares, if applicable;

2.7.2.2.

Health Services that are not Covered Services (other than preventable adverse events). However, Provider may seek payment for a Health Service that is not Medically Necessary or is experimental/investigational only if Provider obtains a written waiver that meets the following criteria:

a)	The waiver notifies the Covered Individual that the Health Service is likely to be deemed not Medically Necessary, or experimental/investigational;

b)	The waiver notifies the Covered Individual of the Health Service being provided and the date(s) of service;

c)	The waiver notifies the Covered Individual of the approximate cost of the Health Service;

d)	The waiver is signed by the Covered Individual, or a person legally acting on the Covered Individual’s behalf, prior to receipt of the Health Service;

2.7.2.3.	Any reduction in or denial of payment as a result of the Covered Individual’s failure to comply with his/her utilization management program.

2.8.

Adjustments for Incorrect Payments. Plan may recover any amount paid by Plan to Provider under this Agreement determined subsequently by Plan to have been an overpayment, or any amount owed by Provider to Plan for any reason, by: (a) notifying Provider of the overpayment or amount owed and requesting a refund from Provider, in accordance with applicable laws and regulations, and then (b) deducting from and setting off any amount or amounts due and payable from Plan to Provider at any time under this Agreement or any other agreement between Plan and Provider, or for any other reason, an amount or amounts equal to such overpayment to or amount owed by Provider, in accordance with applicable laws and regulations. The provider manual(s) specifies procedures concerning recoveries.

Notwithstanding any other applicable laws or regulations governing the time frame for overpayment recoveries, for erroneous or duplicate Claim payments made under the Federal Employee Health Benefits (“FEHB”) Program, either party shall refund or adjust, as applicable, all such duplicate or erroneous Claim payments regardless of the cause. Such refund or adjustment may be made within five (5) years from the end of the calendar year in which the erroneous or duplicate Claim was submitted, or such other time period as established by the United States Office of Personnel Management. In lieu of a refund, Plan may offset future Claim payments. This paragraph applies to the FEHB program only.

Notwithstanding any other provision of this Agreement, a lien held by Provider under California Civil Code 3045.1, et seq. or any similar law will not increase the maximum amount that Provider may accept from all sources as payment in full for any Provider services. Provider may claim and collect under any such lien only an amount which, when added to all amounts Provider has received from all other sources for such Provider services, will not exceed the maximum compensation permitted by this Agreement. Plan may, under third party liability, third party recovery, or similar provisions of benefit agreements, service agreements, certificates or other documents setting forth terms and conditions of health coverage, become entitled to refunds of benefit amounts paid by Plan. However, the right of Plan to such a refund will not, in any case, affect or increase the maximum compensation to which Provider is entitled under this Agreement for any services that are, or in the absence of Plan’s right to such refund would be Provider services.

2.9.

Provider Subcontractors. Provider may fulfill some of his/her/its duties under this Agreement through subcontractors or delegates. Hereinafter, subcontractors and delegates are referred to as “subcontractors”. Provider shall assure the compliance of his/her/its subcontractors with the terms and conditions of this Agreement as applicable. Provider shall be solely responsible to pay subcontractor for any Health Services. Provider shall indemnify Anthem, Plan and Covered Individuals for any failure of any subcontractor to so comply. If Anthem has a direct contract with the subcontractor (“direct contract”), the direct contract shall prevail over this Agreement.

2.10.

Compliance with Provider Manual(s) and Policies, Programs and Procedures. Provider agrees to abide by, and comply with, Anthem’s provider manual(s), and all other policies, programs and procedures (collectively “Policies”) established and implemented by Plan. Anthem or its designees may modify the provider manual(s) and Policies by making a good faith effort to provide notice to Provider at least forty-five (45) business days in advance of the effective date of material modifications thereto.

2.11.

In Network Referrals and Transfers. Provider shall when medically appropriate refer and transfer Covered Individuals to Network/Participating Providers. Provider acknowledges that HMO Health Benefit Plans require, as a condition of coverage, that a Covered Individual be admitted by, or on the authorization of, the Plans Network/Participating Provider responsible for the Covered Individual’s care. Provider agrees to obtain telephone authorization from the Plans Network/Participating Provider for any unscheduled admissions and prior to rendering services in the emergency room, except when an emergency which precludes prior authorization has been determined by the physician in the emergency room. If prior authorization cannot be obtained, Provider agrees to notify Plans Network/Participating Provider no later than the next working day.

2.12.

Programs and Provider Panels. Provider acknowledges that Plan may have, develop, or contract to develop, various networks or programs that have a variety of provider panels, program components and other requirements, and that Plan may discontinue, or modify such networks or programs. In addition to those Networks designated on the signature page of the Agreement, Anthem may also identify Provider as a Network/Participating Provider in additional Networks and/or products designated in writing from time to time by Anthem. The terms and conditions of Provider’s participation as a Network/Participating Provider in such Networks and/or products shall be on the terms and conditions as set forth in this Agreement unless otherwise agreed to in writing by Provider and Anthem.

2.12.1.

Provider further acknowledges and understands that Anthem participates in the Federal Employees Health Benefit Program (FEHBP) the health insurance plan for federal employees. Provider further understands and acknowledges that the FEHBP is a federal government program and the requirements of the program are subject to change at the sole direction and discretion of the United States Office of Personnel Management. Provider agrees to abide by the rules, regulations and other requirements of the FEHBP as they exist and as they may be amended or changed from time to time. Provider further agrees that in the event of a conflict between this Agreement and/or the provider manual, and the rules/regulations/other requirements of the FEHBP, the terms of the rules/regulations/other requirements of the FEHBP shall control.

2.13.	Provider’s Inability to Carry Out Duties. Provider shall promptly send written notice, in accordance with the Notice section of this Agreement, to Anthem of:

2.13.1.	Any change in Provider’s business address;

2.13.2.

Any legal, governmental, or other action involving Provider which could materially impair the ability of Provider to carry out his/her/its duties and obligations under this Agreement, except for temporary emergency diversion situations; or

2.13.3.

Any change in accreditation, provider affiliation, insurance, licensure, certification or eligibility status, or other relevant information regarding Provider’s practice or status in the medical community.

2.14.

Provider Credentialing. Where applicable, Provider agrees that he/she/it meets Anthem’s credentialing standards or other applicable standards of participation for Networks in which Provider participates. A description of the credentialing program or applicable standards of participation, including any applicable accreditation requirements, is set forth in the provider manual(s).

2.15.

Adjustment Requests. If Provider believes a Claim has been improperly adjudicated for a Covered Service for which Provider timely submitted a Claim to Plan, Provider must submit a request for an adjustment to Plan within one (1) year from the date of Plan’s payment or explanation of payment, unless otherwise set forth in the provider manual. The request must be submitted in accordance with Plan’s payment inquiry process. Requests for adjustments submitted after this date may be denied for payment, and Provider will not be permitted to bill Anthem, Plan, or the Covered Individual for those services for which payment was denied.

2.16.

Blue Cross Blue Shield Out of Area Program. Provider agrees to provide Covered Services to any person who is covered under another BCBSA out of area or reciprocal programs and to submit Claims for payment in accordance with current BCBSA Claims filing guidelines. Provider agrees to accept payment by Plan at the Anthem Rate for the equivalent Network as payment in full except Provider may bill, collect and accept compensation for Cost Shares. The provisions of this Agreement shall apply to Provider Charges for Covered Services under the out of area or reciprocal programs. Provider further agrees to comply with other similar programs of the BCBSA. For Covered Individuals who are enrolled under BCBSA out of area or reciprocal programs, Provider shall comply with the applicable Plan’s utilization management policies.

2.17.

Supervision of Services. Provider agrees that all Health Services provided to Covered Individuals under this Agreement shall be provided by Provider or by a qualified person under Provider’s direction. Provider shall warrant that any nurses or other health professionals employed by or providing services for Provider shall be duly licensed or certified under applicable law.

2.18.

Pass-Through Charges. Provider agrees not to pass through to Plan or the Covered Individual any charges which Provider incurs as a result of providing supplies or making referrals to another provider or entity. Examples include, but are not limited to, pass-through charges associated with laboratory services, pathology services, radiology services and durable medical equipment. If Anthem has a direct contract with the subcontractor, the direct contract shall prevail over this Agreement.

2.19.

Coordination of Benefits/Subrogation. Provider agrees to cooperate with Plan regarding subrogation and coordination of benefits, as set forth in the provider manual, and to notify Plan promptly after receipt of information regarding any Covered Individual who may have a Claim involving subrogation or coordination of benefits.

2.20.

Preventable Adverse Events. Notwithstanding any provision in this Agreement to the contrary, when any preventable adverse event as set forth in the provider manual(s) occurs with respect to a Covered Individual, the Provider shall neither bill, nor seek to collect from, nor accept any payment from Plan or Covered Individual for such events. If Provider receives any payment from Plan or Covered Individual for such events, it shall refund such payment within ten (10) business days of becoming aware of such receipt. Further, Provider shall cooperate with Anthem, to the extent reasonable, in any Anthem initiative designed to help analyze or reduce such preventable adverse events.

2.21.	Cost Effective Care. Provider shall provide Covered Services in the most cost effective setting and manner.

2.22.

Marketing and Promotion. Provider shall make reasonable efforts to assist Plans in marketing Health Benefit Plans. To the extent permitted by the Knox-Keene Act, including Health and Safety Code Section 1395.5, Provider shall ensure that all Providers maintain reasonable Plan signs and Plan health promotion, membership and marketing materials as reasonably requested by Plans, consistent with the signage visibility and marketing support granted to third party payers other than Anthem.

2.23.

Other Payor Exhibit or Unique Article/Section within the Contract. Anthem will comply with all requirements of California Health and Safety Code Section 1395.6. The Managed Care Network may be sold, leased, transferred or conveyed to Other Payors, which may include workers’ compensation insurers or automobile insurers. Anthem will disclose upon initial signing of this Agreement and within thirty (30) days of receipt of a written request from Provider a summary of all Other Payors currently eligible to pay the negotiated rates under this Agreement as a result of their arrangement with Anthem. Anthem requires such Other Payors to actively encourage Covered Individuals to use Network/Participating Providers when obtaining medical care through the use of one or more of the following: reduced Cost Share, premium discounts directly attributable to the use of a Network/Participating Provider, financial penalties directly attributable to the non- use of a Network/Participating Provider, providing Covered Individuals with the names, addresses and phone numbers of Network/Participating Providers in advance of their selection of a health care provider through the use of provider directories, toll-free telephone numbers and internet web site addresses. In the event Anthem enters into an arrangement with an Other Payor that does not require such active encouragement of the use of the Managed Care Network, Provider shall be allowed to decline to provide services to such Other Payor.

Provider agrees that when the Managed Care Network is utilized by an Affiliate or Other Payor, Provider agrees to provide services to Covered Individuals of that Affiliate or Other Payor in accordance with the terms of this Agreement. Anthem agrees to pre-qualify Other Payors with respect to determining their ability to meet their obligations under this Agreement. In all events, however, Provider shall look for payment only to the particular Affiliate or Other Payor that covers the particular services for which Provider seeks to be compensated (except for applicable Cost Shares or other obligations of Covered Individuals.) Anthem shall use its best efforts to assure Other Payors compensate Provider in accordance with the terms of this Agreement. In the event any such Other Payor fails to make required payments, Provider may seek payment from the Covered Individual (up to the rates specified herein) unless prohibited by applicable law. Section 1379 of the Knox-Keene Act prohibits Provider from seeking such payment from Covered Individuals for sums owed by a health care service plan. If Anthem contracts with another Knox-Keene licensed health care service plan to permit access to the Managed Care Network, Anthem will notify all affected Network/Participating Providers in the service area by mail identifying such health care service plan. When an Other Payor utilizes the Managed Care Network, Provider shall follow such Other Payor’s specified utilization review requirements.

Provider agrees that each arrangement by which Provider performs services for Covered Individuals that utilize the Managed Care Network shall constitute an independent legal relationship between Provider and that Affiliate or Other Payor.

Within thirty (30) days of a request, Anthem will notify Provider of Other Payors which may request Provider’s services through this Agreement.

2.24.

Knox-Keene Act Requirements. Anthem is subject to the requirements of the Knox-Keene Act and any provision required to be in this Agreement thereunder shall bind Anthem and Provider, whether or not expressly provided in this Agreement.

2.25.

Language Assistance Program. Anthem shall establish and maintain an ongoing language assistance program to ensure limited English proficient (“LEP”) Covered Individuals have appropriate access to language assistance while accessing health care services as required by the Language Assistance Program Regulations. Provider shall cooperate and comply, as applicable, with Anthem’s language assistance program, as set forth in Anthem’s provider manual; however, Anthem shall maintain ongoing administrative and financial responsibility for implementing and operating on an ongoing basis the language assistance program for Covered Individuals. The foregoing requirement is effective as of January 1, 2009.

2.26.

Workers’ Compensation. Provider agrees that, in the event a Covered Individual who is covered for workers’ compensation benefits by a workers’ compensation carrier affiliated with Anthem or under a workers’ compensation arrangement administered by an Affiliate, seeks services for a work-related illness or injury, Provider shall provide Health Services as are Medically Necessary to all Covered Individuals including existing and new work related injuries and shall complete a Doctor’s First Report of Injury as defined in the California Labor Code. As payment for such Health Services rendered, Provider agrees to accept compensation in accordance with the PCS. Provider further agrees that, in the event a Covered Individual requires Health Services in connection with a work-related injury or illness beyond the treatment provided at the initial visit and which is outside the scope of Provider’s practice, Provider shall refer the Covered Individual to a Network/Participating Provider in the Prudent Buyer Comp Provider Network. If Provider elects to opt out of treating Covered Individuals with a work-related illness or injury, Provider agrees to refer such Covered Individuals only to a Network/Participating Provider in the Prudent Buyer Comp Provider Network.

Provider may elect to opt out of section 2.26 by indicating his/her/its desire to do so on the signature page. If Provider does not make such election, then the above provision shall remain in effect for the term of this Agreement. If Provider decides to opt back in this will reinstate the Provider to the Prudent Buyer Comp Provider Network however this does not automatically reinstate Provider into Anthem’s Affiliate(s) or Other Payors network.

2.27.

Facility Staff Privileges. If Provider is a physician, Provider agrees to maintain privileges at Network/participating facilities at all times. If Provider has privileges solely at a single Network/participating facility whose participating status is scheduled to end due to closure, termination of its agreement with Anthem, or other reasons, Provider agrees to obtain privileges at another Network/participating facility as quickly as possible, but no later than seventy five (75) calendar days from the postmarked date of Anthem’s notice to Provider of a pending contract termination or facility closure. Failure of Provider to comply with the requirements of this section may, at Anthem’s discretion, result in termination of this Agreement. This section does not apply to the following facility-based physician: anesthesiologists, radiologists, pathologists and emergency room physicians.

ARTICLE III

CONFIDENTIALITY/RECORDS

3.1.

Proprietary Information. All information and material provided by either party in contemplation of or in connection with this Agreement remains proprietary to the disclosing party. Neither party shall disclose any information proprietary to the other, or use such information or material except: (1) as otherwise set forth in this Agreement; (2) as may be required to perform obligations hereunder; (3) as required to deliver Health Services or administer a Health Benefit Plan; (4) to Plan or its designees; (5) upon the express written consent of the parties; or (6) as required by law or regulation, except that either party may disclose such information to its legal advisors, lenders and business advisors, provided that such legal advisors, lenders and business advisors agree to maintain confidentiality of such information.

3.2.

Confidentiality of Personally Identifiable Information. Both parties agree to abide by state and federal laws and regulations regarding confidentiality of the Covered Individual’s personally identifiable information.

3.3.

Network Provider/Patient Discussions. Notwithstanding any other provision in this Agreement and regardless of any benefit or coverage exclusions or limitations associated with a Health Benefit Plan, Provider shall not be prohibited from discussing fully with a Covered Individual any issues related to the Covered Individual’s health including recommended treatments, treatment alternatives, treatment risks and the consequences of any benefit coverage or payment decisions made by Plan or any other party. Nothing in this Agreement shall prohibit Provider from disclosing to the Covered Individual the general methodology by which Provider is compensated under this Agreement. Plan shall not refuse to allow or to continue the participation of any otherwise eligible provider, or refuse to compensate Provider in connection with services rendered, solely because Provider has in good faith communicated with one or more of his/her/its current, former or prospective patients regarding the provisions, terms or requirements of a Health Benefit Plan as they relate to the health needs of such patient.

3.4.

Plan Access to and Requests for Provider Records. Provider agrees that Anthem or its authorized representative may review, audit, and duplicate data and other records maintained on Covered Individuals, including but not limited, to medical records or other records relating to billing, payment and assignment, to the extent permitted by state and federal law. Anthem or its authorized representatives shall have access at reasonable times upon demand to the books, records and papers of Provider relating to the services Provider provides to Covered Individuals, to the cost thereof, and to payments Provider receives from Covered Individuals or others on their behalf. Provider shall maintain such records and provide such information to Anthem or its authorized representatives and the Director of the California Department of Managed Health Care (DMHC) as may be necessary for Anthem’s compliance with the requirements of the Knox-Keene Act. Provider shall maintain such records for at least six (6) years, and such obligations shall not be terminated upon a termination of this Agreement, whether by rescission or otherwise. Anthem agrees to reimburse Provider quarterly for reasonable expenses related to an audit not to exceed the lesser of ten (10) cents per page or a total of twenty-five dollars ($25.00) related to the duplication and preparation of requested records. Provider shall maintain such records and make such records available to applicable state and federal regulatory agencies, including the Director of the California Department of Managed Health Care, CMS and the Department of Health Services, as may be necessary for compliance by Anthem with the rules and regulations of said agencies. Anthem maintains the right to audit such records to determine the appropriateness of payments made. Anthem’s audit policy is described in the provider manual(s).

Provider agrees to provide Anthem and/or the DMHC with requested information necessary for Anthem’s compliance with applicable regulatory and statutory requirements.

Provider does not waive its rights pursuant to California Evidence Code Section 1156 through 1157.7 or successor provisions. These confidentiality provisions shall remain in effect notwithstanding any subsequent termination of this Agreement.

3.5.

Transfer of Medical Records. Provider shall share a Covered Individual’s medical records, and forward medical records and clinical information in a timely manner to other health care providers treating a Covered Individual, at no cost to Anthem, Plan, a Covered Individual, or other treating healthcare providers.

ARTICLE IV

INSURANCE

4.1.	Anthem Insurance. Anthem shall self-insure or maintain insurance as shall be necessary to insure Anthem and its employees, acting within the scope of their duties.

4.2.	Provider Insurance. Provider shall self-insure or maintain insurance in types and amounts acceptable to Anthem as set forth in the provider manual(s).

ARTICLE V

RELATIONSHIP OF THE PARTIES

5.1.

Relationship of the Parties. For purposes of this Agreement, Anthem and Provider are and will act at all times as independent contractors. Nothing in this Agreement shall be construed, or be deemed to create, a relationship of employer or employee or principal and agent, or any relationship other than that of independent entities contracting with each other for the purposes of effectuating this Agreement. In no way shall Anthem or Plan be construed to be providers of Health Services or responsible for the provision of such Health Services.

Provider shall be solely responsible to the Covered Individual for treatment and medical care with respect to the provision of Health Services.

5.2.

Blue Cross Blue Shield Association (BCBSA). Provider hereby expressly acknowledges his/her/its understanding that this Agreement constitutes a contract between Provider and Anthem, that Anthem is an independent corporation operating under a license from the Blue Cross and Blue Shield Association, an association of independent Blue Cross and/or Blue Shield Plans (“Association”), permitting Anthem to use the Blue Cross and/or Blue Shield Service Marks in the state (or portion of the state) where Anthem is located, and that Anthem is not contracting as the agent of the Association. Provider further acknowledges and agrees that he/she/it has not entered into this Agreement based upon representations by any person other than Anthem, and that no person, entity or organization other than Anthem shall be held accountable or liable to Provider for any of Anthem’s obligations to Provider created under this Agreement. Provider has no license to use the Blue Cross and/or Blue Shield names, symbols, or derivative marks (the “Brands”) and nothing in the Agreement shall be deemed to grant a license to Provider to use the Brands. Any references to the Brands made by Provider in his/her/its own materials are subject to review and approval by Anthem. This section shall not create any additional obligations whatsoever on the part of Plan other than those obligations created under other provisions of this Agreement.

5.3.

Contracting Party. If Provider is a partnership, corporation, or any other entity other than an individual, all references herein to “Provider” shall also mean and refer to each individual within such entity who has applied for and been accepted by Plan as a Network/Participating Provider.

ARTICLE VI

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1.

Indemnification. Anthem and Provider shall each indemnify, defend and hold harmless the other party, and his/her/its directors, officers, employees, agents and subsidiaries, from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and costs) arising from third party claims resulting from the indemnifying party’s failure to perform his/her/its obligations under this Agreement, and/or the indemnifying party’s violation of any law, statute, ordinance, order, standard of care, rule or regulation. The obligation to provide indemnification under this Agreement shall be contingent upon the party seeking indemnification providing the indemnifying party with prompt written notice of any claim for which indemnification is sought, allowing the indemnifying party to control the defense and settlement of such claim, provided however that the indemnifying party agrees not to enter into any settlement or compromise of any claim or action in a manner that admits fault or imposes any restrictions or obligations on an indemnified party without that indemnified party’s prior written consent which will not be unreasonably withheld, and cooperating fully with the indemnifying party in connection with such defense and settlement.

6.2.

Limitation of Liability. Regardless of whether there is a total and fundamental breach of this Agreement or whether any remedy provided in this Agreement fails of its essential purpose, in no event shall either of the parties hereto be liable for any amounts representing loss of revenues, loss of profits, loss of business, the multiple portion of any multiplied damage award, or incidental, indirect, consequential, special or punitive damages, whether arising in contract, tort (including negligence), or otherwise regardless of whether the parties have been advised of the possibility of such damages, arising in any way out of or relating to this Agreement. Further, in no event shall Plan be liable to Provider for any extracontractual damages relating to any claim or cause of action assigned to Provider by any person or entity.

6.3.

Period of Limitations. Unless otherwise provided for in this Agreement, the provider manual(s) or Policies, neither party shall commence any action at law or equity, including but not limited to, an arbitration demand, against the other to recover on any legal or equitable claim arising out of this Agreement more than two (2) years after the events which gave rise to such claim, unless compliance with this section would compel a party to violate the terms of the Health Benefit Plan. The deadline for initiating an action shall not be tolled by the appeal process, meet and confer process, provider dispute resolution process or any other administrative process. To the extent a dispute is timely commenced, it will be administered in accordance with Article VII of this Agreement.

ARTICLE VII

DISPUTE RESOLUTION AND ARBITRATION

7.1.

Dispute Resolution. All disputes between Anthem and Provider arising out of or related in any manner to this Agreement shall be resolved using the dispute resolution and arbitration procedures as set forth below. Provider shall exhaust any other applicable Anthem internal provider appeal/provider dispute resolution procedures prior to invoking the dispute resolution and arbitration procedures. The exhaustion of any such provider appeal/dispute procedures shall be a condition precedent to Provider’s right to pursue the dispute resolution and arbitration procedures as set for below.

7.1.1.

Medical Necessity/Experimental or Investigational Disputes. Any dispute concerning whether a service provided or to be provided by Provider to a Covered Individual is not a Covered Service because such service is not medically necessary or is experimental or investigational shall be resolved by an independent review organization (IRO). If the issue has already been reviewed by an IRO at the Covered Individual’s request, then Anthem and Provider agree to be bound by the findings of such IRO. If not, then the Provider shall choose the IRO from a list of two or more such organizations provided by Anthem, which may modify the list at its discretion. Anthem and Provider agree to be bound by the findings of such IRO with respect to such dispute.

7.1.2.

With respect to disputes other than those addressed in subsection 7.1.1, to invoke the dispute resolution procedures in this Agreement, a party first shall send to the other party a written demand letter that contains a detailed description of the dispute and all relevant underlying facts, a detailed description of the amount(s) in dispute and how they have been calculated and any other information that the Anthem provider manual(s) may require Provider to submit with respect to such dispute. If the total amount in dispute as set forth in the demand letter is less than two million dollars ($2,000,000), exclusive of interest, costs, and attorneys’ fees then within twenty (20) calendar days following the date on which the receiving party receives the demand letter, representatives of each parties’ choosing shall meet to discuss the dispute in person or telephonically in an effort to resolve the dispute. If the total amount in dispute as set forth in the demand letter is two million dollars ($2,000,000) or more, exclusive of interest, costs, and attorneys’ fees, then within ninety (90) calendar days following the date of the demand letter, the parties shall engage in non-binding mediation in an effort to resolve the dispute unless both parties agree in writing to waive the mediation requirement. The parties shall mutually agree upon a mediator, and failing to do so, Judicial Arbitration and Mediation Services (JAMS) shall be authorized to appoint a mediator.

7.2.

Arbitration. Any dispute within the scope of section 7.1 above that remains unresolved at the conclusion of the applicable process outlined in section 7.1 above shall be resolved by binding arbitration in the manner as set forth below. Except to the extent as set forth below, the arbitration shall be conducted pursuant to the JAMS Comprehensive Arbitration Rules and Procedures, provided, however, that the parties may agree in writing to further modify the JAMS Comprehensive Arbitration Rules and Procedures. The parties agree to be bound by the findings of the arbitrator(s) with respect to such dispute, subject to the right of the parties to appeal such findings as set forth herein. No arbitration demand shall be filed until after the parties have completed the dispute resolution efforts described in section 7.1 above. In no event shall the demand for arbitration be filed after the date when the institution of legal or equitable proceedings based on a claim, dispute or controversy arising out of this Agreement would be barred by the applicable statute of limitations. Further, the exhaustion of all provider appeal and dispute resolution procedures as set forth in section 7.1 above shall not toll the accrual or running of the applicable statute of limitations governing the time frame within which an arbitration demand must be filed.

7.2.1.

Selection and Replacement of Arbitrator(s). If the total amount in dispute as set forth in the demand letter is less than two million dollars ($2,000,000), exclusive of interest, costs, and attorneys’ fees, the dispute shall be decided by a single arbitrator selected, and replaced when required, in the manner described in the JAMS Comprehensive Arbitration Rules and Procedures. If the total amount in dispute as set forth in the demand letter is two million dollars ($2,000,000) or more, exclusive of interest, costs, and attorneys’ fees, the dispute shall be decided by an arbitration panel consisting of three arbitrators, unless the parties agree in writing that the dispute shall be decided by a single arbitrator.

7.2.2.

Appeal. If the total amount of the arbitration award is five million dollars ($5,000,000) or more, inclusive of interest, costs, and attorneys’ fees, the parties shall have the right to appeal the decision of the arbitrator(s) pursuant to the JAMS Optional Arbitration Appeal Procedure. In reviewing a decision of the arbitrator(s), the appeal panel shall apply the same standard of review that a United States Court of Appeals would apply in reviewing a similar decision issued by a United States District Court in the jurisdiction in which the arbitration hearing was held.

7.2.3.

Waiver of Certain Claims. The parties, on behalf of themselves and those that they may now or hereafter represent, each agree to and do hereby waive any right to join or consolidate claims in arbitration by or against other individuals or entities to pursue, on a class basis, any dispute; provided however, that if an arbitrator or court of competent jurisdiction determines that such waiver is unenforceable for any reason with respect to a particular dispute, then the parties agree that section 7.2 shall not apply to such dispute and that such dispute shall be decided instead in a court of competent jurisdiction.

ARTICLE VIII

TERM AND TERMINATION

8.1.	Term of Agreement. The term of this Agreement shall commence at 12:01 AM on the Effective Date and shall continue in effect until such time it is terminated as provided herein.

8.2.	Termination Without Cause. Either party may terminate this Agreement without cause at any time by giving at least one hundred eighty (180) days prior written notice of termination to the other party.

8.3.

Breach of Agreement. Except for circumstances giving rise to the Termination With Cause section, if either party fails to comply with or perform when due any material term or condition of this Agreement, the other party shall notify the breaching party of its breach in writing stating the specific nature of the material breach, and the breaching party shall have thirty (30) days to cure the breach. If the breach is not cured to the reasonable satisfaction of the non-breaching party within said thirty (30) day period, the non-breaching party may terminate this Agreement by providing written notice of such termination to the other party. The effective date of such termination shall be no sooner than sixty (60) days after such notice of termination.

8.4.	Termination With Cause.

8.4.1.	This Agreement may be terminated immediately by Anthem if:

8.4.1.1.

Provider commits any act or conduct for which his/her/its license(s), permit(s), or any governmental or board authorization(s) or approval(s) necessary for business operations or to provide Health Services are lost or voluntarily surrendered in whole or in part; or

8.4.1.2.	Provider commits a fraud or makes any material misstatements or omissions on any documents related to this Agreement which it submits to Anthem or to a third party; or

8.4.1.3.	Provider files for bankruptcy, or makes an assignment for the benefit of its creditors without Anthem’s written consent, or if a receiver is appointed; or

8.4.1.4.	Provider’s insurance coverage as required by this Agreement lapses for any reason; or

8.4.1.5.	Provider fails to maintain compliance with Anthem’s credentialing standards or other applicable standards of participation; or

8.4.1.6.	Anthem reasonably believes based on Provider’s conduct or inaction, or allegations of such conduct or inaction, that the well-being of patients may be jeopardized; or

8.4.1.7.	Provider has been abusive to a Covered Individual, an Anthem employee or representative; or

8.4.1.8.

Provider and/or his/her/its employees, contractors, subcontractors, or agents are identified as ineligible persons on the General Services Administration list of Parties Excluded from Federal Programs and/or HHS/OIG List of Excluded Individuals/Entities, and in the case of an employee, contractor, subcontractor or agent fails to remove such individual from responsibility for, or involvement with, the Provider’s business operations related to this Agreement; or

8.4.1.9.	Provider is convicted of a felony or misdemeanor.

8.4.2.	This Agreement may be terminated immediately by Provider if:

8.4.2.1.

Anthem commits any act or conduct for which its license(s), permit(s), or any governmental or board authorization(s) or approval(s) necessary for business operations are lost or voluntarily surrendered in whole or in part; or

8.4.2.2.	Anthem commits a fraud or makes any material misstatements or omissions on any documents related to this Agreement which it submits to Provider or to a third party; or

8.4.2.3.	Anthem files for bankruptcy, or if a receiver is appointed; or

8.4.2.4.	Anthem’s insurance coverage as required by this Agreement lapses for any reason.

8.4.3.	If applicable, Anthem reserves the right to terminate individual providers under the terms hereof while continuing the Agreement for one or more providers in a group.

8.4.4.	Anthem shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Provider as set forth in subsection 9.3.2.

8.5.	Transactions Prior to Termination. Termination shall have no effect on the rights and obligations of the parties arising out of any transaction occurring prior to the date of such termination.

8.6.

Continuance of Care-Termination. If this Agreement is terminated, Provider shall continue to provide and be compensated for Provider services under the terms of this Agreement to Covered Individuals. If this Agreement is terminated for reasons other than the grounds set forth in the “Termination With Cause” section Provider, at Anthem’s sole discretion, shall continue to provide and be compensated for Provider services under the terms of this Agreement to Covered Individuals who at the time of termination are receiving services from Provider for one of the following conditions (as defined in Health and Safety Code Section 1373.96): (1) an acute condition; (2) a serious chronic condition; (3) a pregnancy; (4) a terminal illness; (5) care of a newborn child between birth and age thirty-six (36) months; or (6) performance of a surgery or other procedure that has been authorized by Plan (or the relevant delegated medical group/IPA) as part of a documented course of treatment and has been recommended and documented by Provider to occur within one hundred eighty (180) days of the termination date of this Agreement. For cases involving an acute condition, a terminal illness or a pregnancy, such services will continue through the duration of the acute condition, the terminal illness or the pregnancy, respectively. For cases involving a serious chronic condition, such services will continue until the course of treatment has been completed and arrangements have been made for a safe transfer to another participating Provider as determined by Plan in consultation with Provider, consistent with good professional practice, such period not to exceed twelve (12) months from the termination of this Agreement. For cases involving care of a newborn child, as specified above, such services will continue for a period not to exceed twelve (12) months from the termination of this Agreement.

After the effective date of termination, this Agreement shall remain in effect for the resolution of all matters unresolved as of that date.

8.7.	Survival. In the event of termination of the Agreement, the following provisions shall survive:

8.7.1.	Payment in Full and Hold Harmless (Section 2.7);

8.7.2.	Adjustments for Incorrect Payments (Section 2.8);

8.7.3.	Confidentiality/Records (Article III);

8.7.4.	Indemnification and Limitation of Liability (Article VI);

8.7.5.	Dispute Resolution and Arbitration (Article VII); and

8.7.6.	Continuance of Care-Termination (Section 8.6).

ARTICLE IX

GENERAL PROVISIONS

9.1.

Amendment. Notwithstanding any other provision herein to the contrary, Anthem agrees to give Provider at least ninety (90) calendar days prior notice of the effective date of any change by Anthem of a material term of this Agreement (except for any change necessary to comply with state or federal law or regulations). Provider may terminate this Agreement as of the effective date specified in the Plan’s notice (except for any change necessary to comply with state or federal law or regulations) upon prior written notice to Anthem no later than forty-five (45) business days after receipt of Anthem’s notice, notwithstanding the provisions of Article VIII of this Agreement.

9.2.

Assignment. This Agreement shall be binding upon and inure to the benefit of the respective legal successors and assignees of the parties. However, neither this Agreement, nor any rights or obligations hereunder may be assigned, either by operation of law or otherwise, transferred in whole or in part, without the prior written consent of the other party, except that Anthem retains the right to assign, either by operation of law or otherwise, transfer in whole or in part, this Agreement to an Affiliate or to delegate any rights or obligations under this Agreement to a designee.

9.3.	Scope/Change in Status.

9.3.1.

Anthem and Provider agree that this Agreement applies to Health Services rendered at the Provider’s location(s) on file with Anthem. Anthem may, if in Anthem’s judgment the circumstances require such, limit this Agreement to Provider’s locations, operations or business or corporate form, status or structure in existence on the Effective Date of this Agreement and prior to the occurrence of any of the following events:

9.3.1.1.	Provider sells all or substantially all of his/her/its assets; or

9.3.1.2.

Provider transfers control of his/her/its management or operations to any third party, including Provider entering into a management contract with a physician practice management company which does not manage Provider as of the Effective Date of this Agreement, or there is a subsequent change in control of Provider’s current management company; or

9.3.1.3.

Provider acquires or controls any other medical practice or entity or is in any manner otherwise acquired or controlled by any other party, whether by purchase, merger, consolidation, alliance, joint venture, partnership, association or expansion; or

9.3.1.4.	Provider otherwise changes his/her/its locations, business or operations, or business or corporate form or status; or

9.3.1.5.	Provider creates or otherwise operates a licensed health maintenance organization or commercial health plan (whether such creation or operation is direct or through a Provider affiliate).

9.3.2.

Without limiting any of Anthem’s rights as set forth elsewhere in this Agreement, Anthem shall have the right to terminate this Agreement upon thirty (30) days written notice to Provider if Anthem determines, that as a result of any of the transactions listed in subsection 9.3.1, Provider cannot satisfactorily perform the obligations of Provider hereunder, or cannot comply with one or more of the terms and conditions of this Agreement, including but not limited to the confidentiality provisions herein; or Anthem elects in its reasonable business discretion not to do business with Provider, the successor entity or new management company, as a result of one or more of the events as set forth in subsection 9.3.1.

9.3.3.	Provider shall provide Anthem with thirty (30) days prior written notice of:

9.3.3.1.

A change in providers who are part of the group, if applicable. Any new providers must meet Anthem’s credentialing standards or other applicable standards prior to being designated as a Network/Participating Provider; or

9.3.3.2.	Any new physical location, tax identification number, mailing address or similar demographic information; or

9.3.3.3.	A change in operations, business or corporate form as set forth in subsections 9.3.1.1 through 9.3.1.5 above.

9.4.	Definitions. Unless otherwise specifically noted, the definitions as set forth in this Agreement will have the same meaning when used in any attachment, the provider manual(s) and Policies.

9.5.

Entire Agreement. This Agreement (including items incorporated herein by reference) constitutes the entire understanding between the parties and supersedes all prior oral or written agreements between them with respect to the matters provided for herein. If there are any inconsistencies between this Agreement and the provider manual, this Agreement will take precedence.

9.6.

Force Majeure. Neither party shall be deemed to be in violation of this Agreement if such party is prevented from performing any of his/her/its obligations hereunder for any reason beyond his/her/its reasonable control, including without limitation, acts of God, acts of any public enemy, floods, statutory or other laws, regulations, rules, or orders of the federal, state, or local government or any agency thereof.

9.7.

Compliance with Federal and State Laws. Anthem and Provider agree to comply with all requirements of the law relating to their obligations under this Agreement, and maintain in effect all permits, licenses and governmental and board authorizations and approvals as necessary for business operations. Provider agrees that he/she/it shall be and remain licensed and certified (including Medicare certification in unqualified, unrestricted status) in accordance with all state and federal laws and regulations (including those applicable to utilization review and Claims payment) relating to the provision of provider services to Covered Individuals. Provider shall supply evidence of such licensure, compliance and certifications to Anthem upon request. Provider further agrees to immediately notify Anthem if he/she/it loses or voluntarily surrenders such licensure, accreditation, permits, authorizations or approvals, or when applicable no longer meets Anthem’s credentialing standards. From time to time legislative bodies, boards, departments or agencies may enact, issue or amend laws, rules, or regulations pertinent to this Agreement. Both parties agree to immediately abide by all said laws, rules, or regulations to the extent applicable, and to cooperate with the other to carry out any responsibilities placed upon the other by said laws, rules, or regulations, subject to the other’s right to terminate as set forth under this Agreement. In the event of a conflict between this section and any other provision in this Agreement, this section shall control.

9.7.1.

In addition to the foregoing, Provider warrants and represents that at the time of entering into this Agreement, neither he/she/it nor any of his/her/its employees, contractors, subcontractors or agents are ineligible persons identified on the General Services Administrations’ List of Parties Excluded from Federal Programs (available through the internet at http://www.epls.gov/ or its successor) and the HHS/OIG List of Excluded Individuals/Entities (available through the internet at http://www.oig.hhs.gov/fraud/exclusions.asp or its successor), or as otherwise designated by the Federal government. If Provider or any employees, subcontractors or agents thereof becomes an ineligible person after entering into this Agreement or otherwise fails to disclose his/her/its ineligible person status, Provider shall have an obligation to (1) immediately notify Anthem of such ineligible person status and (2) within ten (10) days of such notice, remove such individual from responsibility for, or involvement with, the Provider’s business operations related to this Agreement.

9.8.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state where Anthem is located, as identified by the legal entity name in the preamble, unless such state laws are otherwise preempted by federal law. However, coverage issues specific to a Health Benefit Plan are governed by the state laws where the Health Benefit Plan is issued, unless such state laws are otherwise preempted by federal law.

9.9.

Intent of the Parties. It is the intent of the parties that this Agreement is to be effective only in regards to their rights and obligations with respect to each other; it is expressly not the intent of the parties to create any independent rights in any third party or to make any third party a third party beneficiary of this Agreement, except to the extent Anthem utilizes a designee, which in such event shall give rights only within the scope of such designation.

9.10.

Non-Exclusive Participation. None of the provisions of this Agreement shall prevent Provider or Plan from participating in or contracting with any provider, preferred provider organization, health maintenance organization/health insuring corporation, or any other health delivery or insurance program. Provider acknowledges that Plan does not warrant or guarantee that Provider will be utilized by any particular number of Covered Individuals.

9.11.

Notice. Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall be delivered by electronic mail, by facsimile, by hand, or by mail. Unless specified otherwise in writing by a party, Anthem shall send Provider notice to an address that Anthem has on file for Provider, and notice initiated by Provider shall be sent to Anthem’s address as set forth on the signature page. Notice shall be effective upon the marked date associated with the corresponding delivery method noted above.

Notwithstanding the foregoing, Anthem may post updates to its provider manual(s) and Policies on its web site.

9.12.

Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the remaining provisions shall be construed liberally in order to effectuate the purposes hereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If one or more provisions of the Agreement are invalid, illegal or unenforceable and an amendment to the Agreement is necessary to maintain its integrity, the parties shall make commercially reasonable efforts to negotiate an amendment to this Agreement and any attachments or addenda to this Agreement which could reasonably be construed not to contravene such statute, regulation, or interpretation. In addition, if such invalid, unenforceable or materially affected provision(s) may be severed from this Agreement and/or attachments or addenda to this Agreement without materially affecting the parties’ intent when this Agreement was executed, then such provision(s) shall be severed rather than terminating the Agreement or any attachments or addenda to this Agreement.

9.13.

Waiver. Neither the waiver by either of the parties of a breach of any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasion, to enforce any of the provisions of this Agreement, shall thereafter be construed as a waiver of any subsequent breach of any of the provisions of this Agreement.

9.14.	Abandonment. Nothing herein shall be construed as authorizing or permitting Provider to abandon any patient.

9.15.

Exchanges. Unless specifically noted in the PCS or otherwise designated by Anthem, the Anthem Rate shall not apply to state-based or regional health insurance exchanges (“Exchanges”) established by the Patient Protection and Affordable Care Act.

9.16.

Counterparts. This Amendment may be executed in any number of counterparts, and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Signatures by facsimile shall be acceptable and sufficient to make this Amendment fully effective.

[Signature Page Follows.]

Each party warrants that it has full power and authority to enter into this Agreement and the person signing this Agreement on behalf of either party warrants that he/she has been duly authorized and empowered to enter into this Agreement.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION

WHICH MAY BE ENFORCED BY THE PARTIES

PROVIDER LEGAL NAME Online Care Network, P.C.

By:	/s/ Peter Antall	2/25/13
	Signature, Authorized Representative of Provider(s)	Date

Printed:	Peter Antall, MD	President
	Name	Title

Address:

	Street	City	State	Zip

Tax Identification Number (TIN):

(Note: if any of the following is not applicable, please leave blank)

Facsimile Number:

Email Address:

Web Site:

By signing below, I elect to opt out of section 2.26 (i.e., the requirement to provide Covered Services for work-related injuries or illnesses to a Covered Individual who is covered for workers’ compensation benefits under an arrangement administered by an Affiliate of Anthem). I understand that I may be excluded from such Affiliates’ customers’ medical provider networks. If I decide to opt back into the network it does not automatically reinstate Provider into Anthem’s Affiliates’ or other Payors’ network(s}.

Provider’s Signature

Blue Cross of California dba Anthem Blue Cross

ANTHEM INTERNAL USE ONLY

THE EFFECTIVE DATE OF THIS AGREEMENT IS:

By:	/s/ Aldo De La Torre	February 25, 2013

	Signature, Authorized Representative of Provider(s)	Date

Printed:	Aldo De La Torre	Vice President, PE & C CA
	Name	Title

Address:
	Street	City	State	Zip

(Note: if any of the following is not applicable, please leave blank)

Facsimile Number:

Facsimile Number:

Email Address:

Web Site:

As of the Effective Date of this Agreement, Provider will be designated as Network/Participating Provider in the following:

Commercial lines of business:

Health Benefit Plans in which Covered Individuals have access to a network of providers and receive an enhanced level of benefits when they obtain Covered Services from Network/Participating Providers regardless of product licensure status or funding source. Such Health Benefit Plans include but are not limited to:

•	HMO (includes group HMO and POS products, such as: HMO Program, POS Program, Select HMO)

•	PPO (includes PPO, EPO and CDHP products such as: PPO Program, Select PPO)

•	Indemnity (includes products such as: Traditional)

•	Other (includes products, such as: Workers’ Compensation, Automobile Liability Insurance)

Governmental lines of business:

Health Benefit Plans issued pursuant to an agreement between Plan and the federal or state government and in which Covered Individuals have access to a network of providers and receive an enhanced level of benefits when they obtain Covered Services from Network/Participating Providers regardless of product licensure status. Such Health Benefit Plans include but are not limited to:

•	Medicare HMO (includes group HMO and POS products, such as: Medicare Advantage HMO)

Other Plan Program(s)

•	Quality Improvement Program